Exhibit 3b

RESTATED PROMISSORY NOTE

Principal Amount: $1,624,352

Original Issuance Date: December 31, 2024

Maturity Date: December 31, 2028

Interest Rate: 5.00% per annum

Governing Law: State of California

This Restated Promissory Note (this “Note”) is made and entered into as of May 5, 2025 (the “Restatement Date”) to restate the original promissory note entered on December 31, 2024 by and between the parties listed below:

Niihara International, Inc., a California corporation (the “Borrower”), with a principal place of business at 24 Covered Wagon Lane, Rolling Hills Estates, CA 90274, and

Yutaka Niihara, an individual (the “Lender”), with an address at 20705 S. Western Ave., Unit 112, Torrance, CA 90501.

Borrower hereby unconditionally promises to pay Lender, in lawful money of the United States, the original Principal Amount ﬁrst stated above, together with interest accrued thereon, on the terms and conditions set forth below.

1.	DEFINITIONS

As used in this Note, the following terms shall have the meanings set forth below:

•	“Business Day” means any day other than a Saturday, Sunday, or any day depository banks are authorized or required to be closed in California.
•	“Event of Default” has the meaning set forth in Section 7.
•	“Maturity Date” means December 31, 2028, unless extended pursuant to Section 5.

2.	INTEREST

2.1.  Interest Rate: Interest shall accrue on the unpaid principal balance of this Note at a ﬁxed rate of ﬁve percent (5.00%) per annum, calculated on the basis of a 365-day year and actual days elapsed.

2.2.  Accrual: Interest shall commence on the Original Issuance Date and shall continue to accrue on the outstanding principal until the full amount of principal and accrued interest has been paid in full.

3.	PAYMENT TERMS

3.1.  Maturity: The entire outstanding principal amount, together with all accrued and unpaid interest, shall be due and payable in full on the Maturity Date, unless extended pursuant to Section 5.

3.2.  Payment in U.S. Dollars: All payments shall be made in lawful currency of the United States and shall be applied ﬁrst to any accrued interest and then to the principal balance.

3.3.  Prepayment: Borrower may prepay all or any portion of the outstanding principal and accrued interest at any time without premium or penalty. Any such prepayment shall be applied in accordance with Section 3.2.

4.	UNSECURED OBLIGATION

This Note is an unsecured obligation of the Borrower. Lender shall not have any lien, security interest, or other encumbrance on any assets of Borrower to secure repayment of this Note.

5.	EXTENSION OPTION

At the sole discretion of the Borrower, if Borrower is unable to repay the full amount of principal and accrued interest on or before the Maturity Date, Borrower may elect to extend the term of this Note for an additional ﬁve (5) years under the same terms and conditions, including the 5.00% interest rate. Such extension shall be documented in writing and executed by Borrower.

6.	GOVERNING LAW

This Note shall be governed by, construed, and enforced in accordance with the laws of the State of

California, without giving eﬀect to conﬂict of laws principles.

7.	EVENTS OF DEFAULT

The following shall constitute an “Event of Default”:

a)  Failure by Borrower to pay any principal or accrued interest due hereunder within ten (10) Business Days following the Maturity Date and expiration of any extended term pursuant to Section 5;

b)	Borrower’s ﬁling of, or consent to, a petition in bankruptcy or insolvency;
c)	Borrower’s general assignment for the beneﬁt of creditors.

Upon the occurrence of an Event of Default, Lender may declare the entire outstanding principal and all accrued interest immediately due and payable.

8.	WAIVERS

Borrower hereby waives presentment, protest, demand for payment, notice of dishonor, and all other notices or demands in connection with the delivery, acceptance, performance, or enforcement of this Note.

9.	MISCELLANEOUS

9.1.  Amendment: No provision of this Note may be amended or modiﬁed except in a written instrument signed by both Borrower and Lender.

9.2.  Assignment: This Note may not be assigned by either party without the prior written consent of the other party.

9.3.  Entire Agreement: This Note contains the entire understanding and agreement between the parties with respect to the subject matter hereof.

9.4.  Severability: If any provision of this Note is held to be invalid or unenforceable, the remaining provisions shall remain in full force and eﬀect.

IN WITNESS WHEREOF, the undersigned have acknowledge that they originally entered this agreement as of the Original Issuance Date, and are executing this Restated Promissory Note as of the Restatement Date ﬁrst written above.

BORROWER

Niihara International, Inc.

By:

Name: Yutaka Niihara
Title: CEO

Date: 12/15/2025

LENDER

By:
Name: Yutaka Niihara
Date: 12/15/2025